Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Heather Beardsley	The Plunkett Group
+1 610-208-2278	Brad Edwards
hbeardsley@cartech.com	+1 212-739-6740
brad@theplunkettgroup.com

CARPENTER TECHNOLOGY REPORTS FOURTH QUARTER

AND FISCAL YEAR 2020 RESULTS

Generated $137 million of operating cash flow; free cash flow of $100 million

Total liquidity of $417 million including $193 million of cash on hand

Executed portfolio and cost initiatives expected to deliver $60-$70 million in annual cost savings

PHILADELPHIA – July 30, 2020 – Carpenter Technology Corporation (NYSE: CRS) (the “Company”) today announced financial results for the fiscal fourth quarter and year ended June 30, 2020. For the quarter, the Company reported a net loss of $118.4 million, or $2.46 loss per diluted share. Excluding special items, adjusted loss per diluted share was $0.31 in the quarter.

“We generated strong free cash flow in the quarter which further strengthened our already healthy liquidity position via a significant reduction in inventory,” said Tony R. Thene, President and CEO of Carpenter Technology. “The strategic decision to accelerate our inventory reduction plan to drive cash flow negatively impacted our operating results in the quarter. We also continue to deal with the incremental operating costs and reduced productivity associated with COVID-19 and its impact on our operations. With that said, our focus is clearly on protecting our near-term liquidity as we actively manage our business through the current uncertainty caused by the global pandemic. In addition, we have executed targeted cost reductions and portfolio restructurings expected to deliver annual cost savings in the range of $60 to $70 million. Also, we further increased our liquidity with the $400 million bond offering that we completed in July.”

“Our facilities remain open which speaks to the dedication of our employees and the benefit of our core safety values. Demand patterns have been broadly impacted by COVID-19 and we are working closely with customers across our end-use markets as supply chains continue to adjust. While COVID-19 has created headwinds for our industry, we have successfully enriched and extended supply agreements with key Aerospace, Medical and semiconductor customers who recognize the benefits of our advanced material solutions and our demonstrated resilience in being able to safely operate our facilities.”

“Moving forward, we will be in constant dialogue with our customers and align our production schedules to match their evolving material needs. While we currently expect demand patterns to remain subdued during the first half of fiscal year 2021, the long-term outlook for our key end-use markets remains strong and our supply chain position remains resilient. We have ample liquidity to navigate the current challenging environment and will continue to actively manage our business and take additional actions if necessary. We believe we will emerge from this crisis with even stronger connections with our customers, as well as increased market share across key Aerospace and Defense and Medical platforms and applications. Our established core business and leadership in critical emerging technologies including soft magnetics and additive manufacturing continue to support long-term sustainable growth and value creation for our stakeholders.”

Financial Highlights

($ in millions)	Q4	Q4	Q3	YTD	YTD
	FY2020	FY2019	FY2020	FY2020	FY2019
Net Sales	$437.3	$641.4	$585.4	$2,181.1	$2,380.2
Net Sales Excluding Surcharge (a)	$375.9	$533.3	$495.0	$1,828.7	$1,942.1
Operating (Loss) Income	$(148.2)	$67.9	$58.7	$25.3	$241.4
Adjusted Operating (Loss) Income Excluding Special Items (a)	$(18.1)	$67.9	$58.7	$157.7	$242.6
Net (Loss) Income	$(118.4)	$48.9	$39.9	$1.5	$167.0
Cash Provided from Operating Activities	$136.9	$175.1	$72.3	$231.8	$232.4
Free Cash Flow (a)	$99.8	$115.8	$13.0	$21.8	$(53.7)

(a)	non-GAAP financial measures explained in the attached tables

Net sales for the fourth quarter of fiscal year 2020 were $437.3 million compared with $641.4 million in the fourth quarter of fiscal year 2019, a decrease of $204.1 million (32 percent), on 32 percent lower volume. Net sales excluding surcharge were $375.9 million, a decrease of $157.4 million (30 percent) from the same period a year ago.

Operating loss was $148.2 million in the recent fourth quarter compared to operating income of $67.9 million in the same period last year. Adjusted operating loss, excluding the impact of restructuring and impairment charges, was $18.1 million in the recent fourth quarter.

Cash provided from operating activities in the fourth quarter of fiscal year 2020 was $136.9 million, compared to $175.1 million in the same quarter last year. Free cash flow in the fourth quarter of fiscal year 2020 was $99.8 million, compared to $115.8 million in the same quarter last year. The decreases in operating cash flow and free cash flow primarily reflect the impact of lower earnings in the current quarter offset by significant inventory reduction in the current quarter relative to the same quarter a year ago. In addition, capital expenditures were $27.4 million in the fourth quarter of fiscal year 2020 compared to $49.7 million in the same quarter last year.

Total liquidity, including cash and available credit facility borrowings, was $417.1 million at the end of the fourth quarter of fiscal year 2020. This consisted of $193.1 million of cash and $224.0 million of available borrowings under the Company’s credit facility. In July 2020, the Company executed an offering of $400.0 million aggregate principal amount of 6.375% senior unsecured notes due 2028 in an underwritten public offering. The Company intends to use the net proceeds from the offering to repay in full its $250 million 5.20% senior notes due in July 2021. Excess net proceeds will be used for general corporate purposes.

Conference Call and Webcast Presentation

Carpenter Technology will host a conference call and webcast presentation today, July 30th at 10:00 a.m. ET, to discuss the financial results of operations for the fourth quarter and full fiscal year 2020 and selected fiscal year 2021 guidance. Please dial +1 412-317-9259 for access to the live conference call. Access to the live webcast will be available at Carpenter Technology’s website (http://www.carpentertechnology.com), and a replay will soon be made available at http://www.carpentertechnology.com. Presentation materials used during this conference call will be available for viewing and download at http://www.carpentertechnology.com.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, industrial, medical, and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter Technology has expanded its AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. More information about Carpenter Technology can be found at www.carpentertechnology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter Technology’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 30, 2019, Form 10-Q for the quarters ended September 30, 2019, December 31, 2019 and March 31, 2020 and the exhibits attached to those filings. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, medical, transportation, energy, industrial and consumer, or other influences on Carpenter Technology’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter Technology to achieve cash generation, growth, earnings, profitability, operating income, cost savings and reductions, qualifications, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange rates; (6) the effect of government trade actions; (7) the valuation of the assets and liabilities in Carpenter Technology’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter Technology, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter Technology’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania and Athens, Alabama for which there may be limited alternatives if there are significant equipment failures or a catastrophic event; (14) the ability to hire and retain key personnel, including members of the executive management team, management, metallurgists and other skilled personnel; (15) fluctuations in oil and gas prices and production; (16) uncertainty regarding the return to service of the Boeing 737 MAX aircraft and the related supply chain disruption; (17) potential impacts of the COVID-19 pandemic on our operations, financial results and financial position; (18) our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter in place orders and business closures, and the related impact on resource allocations and manufacturing and supply chains; (19) our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; (20) our ability to execute our business continuity, operational, budget and fiscal plans in light of the COVID-19 outbreak; and (21) our ability to successfully carry out restructuring and business exit activities on the expected terms and timelines. Any of these factors could have an adverse and/or fluctuating effect on Carpenter Technology’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter Technology undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
NET SALES	$437.3	$641.4	$2,181.1	$2,380.2
Cost of sales	413.4	518.5	1,822.4	1,935.4

Gross profit	23.9	122.9	358.7	444.8
Selling, general and administrative expenses	42.0	55.0	201.0	203.4
Goodwill impairment	34.6	—	34.6	—
Restructuring and asset impairment charges	95.5	—	97.8	—

Operating (loss) income	(148.2)	67.9	25.3	241.4
Interest expense	(4.2)	(5.7)	(19.8)	(26.0)
Other income, net	4.0	0.4	0.6	0.6

(Loss) income before income taxes	(148.4)	62.6	6.1	216.0
Income tax (benefit) expense	(30.0)	13.7	4.6	49.0

NET (LOSS) INCOME	$(118.4)	$48.9	$1.5	$167.0

(LOSS) EARNINGS PER COMMON SHARE:
Basic	$(2.46)	$1.01	$0.02	$3.46

Diluted	$(2.46)	$1.00	$0.02	$3.43

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	48.1	47.7	48.1	47.7

Diluted	48.1	48.1	48.2	48.1

Cash dividends per common share	$0.20	$0.20	$0.80	$0.80

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Year Ended
	June 30,
	2020	2019
OPERATING ACTIVITIES:
Net income	$1.5	$167.0
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	123.9	121.5
Goodwill impairment charge	34.6	—
Non-cash restructuring and asset impairment charges	85.7	—
Deferred income taxes	(0.4)	16.5
Net pension expense	15.3	11.6
Share-based compensation expense	10.9	17.6
Net loss on disposals of property, plant and equipment and assets held for sale	0.2	1.2
Gain on insurance recovery	—	(11.4)
Changes in working capital and other:
Accounts receivable	90.3	(5.3)
Inventories	31.3	(94.0)
Other current assets	(20.5)	6.8
Accounts payable	(109.9)	20.1
Accrued liabilities	(18.1)	(4.9)
Pension plan contributions	(6.5)	(5.5)
Other postretirement plan contributions	(3.5)	(3.1)
Other, net	(3.0)	(5.7)

Net cash provided from operating activities	231.8	232.4

INVESTING ACTIVITIES:
Purchases of property, plant, equipment and software	(171.4)	(180.3)
Acquisition of business, net of cash acquired	—	(79.0)
Proceeds from disposals of property, plant and equipment and assets held for sale	0.2	0.4
Proceeds from insurance recovery	—	11.4
Proceeds from sales and maturities of marketable securities	—	2.9

Net cash used for investing activities	(171.2)	(244.6)

FINANCING ACTIVITIES:
Credit agreement borrowings	351.1	163.9
Credit agreement repayments	(181.1)	(163.9)
Net change in short-term credit agreement borrowings	(19.7)	19.7
Dividends paid	(38.8)	(38.6)
Proceeds from stock options exercised	4.3	3.9
Withholding tax payments on share-based compensation awards	(8.0)	(4.4)

Net cash provided from (used for) financing activities	107.8	(19.4)

Effect of exchange rate changes on cash and cash equivalents	(2.3)	2.4

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	166.1	(29.2)
Cash and cash equivalents at beginning of period	27.0	56.2

Cash and cash equivalents at end of period	$193.1	$27.0

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	June 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$193.1	$27.0
Accounts receivable, net	292.3	384.1
Inventories	724.3	787.7
Other current assets	56.6	37.4

Total current assets	1,266.3	1,236.2
Property, plant and equipment, net	1,351.1	1,366.2
Goodwill	290.4	326.4
Other intangibles, net	52.1	67.2
Deferred income taxes	4.9	4.2
Other assets	262.4	187.6

Total assets	$3,227.2	$3,187.8

LIABILITIES
Current liabilities:
Short-term credit agreement borrowings	$170.0	$19.7
Accounts payable	124.2	238.7
Accrued liabilities	157.9	157.6

Total current liabilities	452.1	416.0
Long-term debt	551.8	550.6
Accrued pension liabilities	399.5	371.2
Accrued postretirement benefits	137.4	122.1
Deferred income taxes	130.2	142.7
Other liabilities	110.5	65.1

Total liabilities	1,781.5	1,667.7

STOCKHOLDERS’ EQUITY
Common stock	280.1	279.0
Capital in excess of par value	321.4	320.4
Reinvested earnings	1,568.0	1,605.3
Common stock in treasury, at cost	(325.8)	(332.8)
Accumulated other comprehensive loss	(398.0)	(351.8)

Total stockholders’ equity	1,445.7	1,520.1

Total liabilities and stockholders’ equity	$3,227.2	$3,187.8

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Pounds sold (000):
Specialty Alloys Operations	46,124	66,682	221,784	256,360
Performance Engineered Products	2,384	4,180	12,260	13,752
Intersegment	(506)	(778)	(2,308)	(2,576)

Consolidated pounds sold	48,002	70,084	231,736	267,536

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$308.6	$425.6	$1,483.0	$1,536.6
Surcharge	60.8	106.4	348.6	430.7

Specialty Alloys Operations net sales	369.4	532.0	1,831.6	1,967.3
Performance Engineered Products
Net sales excluding surcharge	76.0	123.7	395.2	467.0
Surcharge	1.1	2.7	5.9	12.8

Performance Engineered Products net sales	77.1	126.4	401.1	479.8
Intersegment
Net sales excluding surcharge	(8.7)	(16.0)	(49.5)	(61.5)
Surcharge	(0.5)	(1.0)	(2.1)	(5.4)

Intersegment net sales	(9.2)	(17.0)	(51.6)	(66.9)

Consolidated net sales	$437.3	$641.4	$2,181.1	$2,380.2

Operating (Loss) Income:
Specialty Alloys Operations	$5.3	$86.9	$239.0	$282.2
Performance Engineered Products	(8.4)	1.7	(10.4)	30.0
Corporate (including restructuring and asset impairment charges)	(146.2)	(21.1)	(205.0)	(72.7)
Intersegment	1.1	0.4	1.7	1.9

Consolidated operating (loss) income:	$(148.2)	$67.9	$25.3	$241.4

The Company has two reportable segments, Specialty Alloys Operations (“SAO”) and Performance Engineered Products (“PEP”).

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations. This includes operations performed at mills primarily in Reading and Latrobe, Pennsylvania and surrounding areas as well as South Carolina and Alabama.

The PEP segment is comprised of the Company’s differentiated operations. This segment includes the Dynamet titanium business, the Carpenter Powder Products (CPP) business, the Amega West business, the Carpenter Additive (Additive) business and the Latrobe and Mexico distribution businesses. The businesses in the PEP segment are managed with an entrepreneurial structure to promote flexibility and agility to quickly respond to market dynamics. It is our belief this model will ultimately drive overall revenue and profit growth. The pounds sold data above for the PEP segment includes only the Dynamet, CPP and Additive businesses.

Corporate costs are comprised of executive and director compensation, and other corporate facilities and administrative expenses not allocated to the segments. Also included are items that management considers not representative of ongoing operations and other specifically-identified income or expense items.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs and is included in other income (expense), net.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

ADJUSTED OPERATING MARGIN EXCLUDING SURCHARGE REVENUE AND SPECIAL ITEMS	Three Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$437.3	$641.4	$2,181.1	$2,380.2
Less: surcharge revenue	61.4	108.1	352.4	438.1

Net sales excluding surcharge revenue	$375.9	$533.3	$1,828.7	$1,942.1

Operating (loss) income	$(148.2)	$67.9	$25.3	$241.4
Special items:
Acquisition-related costs	—	—	—	1.2
Goodwill impairment	34.6	—	34.6	—
Restructuring and asset impairment charges	95.5	—	97.8	—

Operating (loss) income excluding special items	$(18.1)	$67.9	$157.7	$242.6

Operating margin	(33.9)%	10.6%	1.2%	10.1%

Adjusted operating margin excluding surcharge revenue and special items	(4.8)%	12.7%	8.6%	12.5%

Management believes that removing the impact of raw material surcharge from operating margin provides a more consistent basis for comparing results of operations from period to period, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. In addition, management believes that excluding the impact of special items from operating margin is helpful in analyzing the operating performance of the Company, as these items are not indicative of ongoing operating performance. Management uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s board of directors and others.

ADJUSTED EARNINGS (LOSS) PER SHARE EXCLUDING SPECIAL ITEMS	Loss Before Income Taxes	Income Tax Benefit	Net Loss	Loss Per Diluted Share*
Three months ended June 30, 2020, as reported	$(148.4)	$30.0	$(118.4)	$(2.46)
Special items:
Goodwill impairment	34.6	(7.1)	27.5	0.57
Restructuring and asset impairment charges	95.5	(19.5)	76.0	1.58

Total impact of special items	130.1	(26.6)	103.5	2.15

Three months ended June 30, 2020, as adjusted	$(18.3)	$3.4	$(14.9)	$(0.31)

*	Impact per diluted share calculated using weighted average common shares outstanding of 48.1 million for the three months ended June 30, 2020.

ADJUSTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	Income Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share*
Three months ended June 30, 2019, as reported	$62.6	$(13.7)	$48.9	$1.00
Special items:
None-reported	—	—	—	—

Three months ended June 30, 2019, as adjusted	$62.6	$(13.7)	$48.9	$1.00

*	Impact per diluted share calculated using weighted average common shares outstanding of 48.1 million for the three months ended June 30, 2019.

ADJUSTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	Income Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share*
Year ended June 30, 2020, as reported	$6.1	$(4.6)	$1.5	$0.02
Special items:
Goodwill impairment	34.6	(7.1)	27.5	0.57
Restructuring and asset impairment charges	97.8	(20.0)	77.8	1.62

Total impact of special items	132.4	(27.1)	105.3	2.19

Year ended June 30, 2020, as adjusted	$138.5	$(31.7)	$106.8	$2.21

*	Impact per diluted share calculated using weighted average common shares outstanding of 48.2 million for the year ended June 30, 2020.

ADJUSTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	Income Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share*
Year ended June 30, 2019, as reported	$216.0	$(49.0)	$167.0	$3.43
Special Items:
Acquisition-related costs	1.2	—	1.2	0.03

Year ended June 30, 2019, as adjusted	$217.2	$(49.0)	$168.2	$3.46

*	Impact per diluted share calculated using weighted average common shares outstanding of 48.1 million for the year ended June 30, 2019.

Management believes that earnings (loss) per share adjusted to exclude the impact of special items is helpful in analyzing the operating performance of the Company, as these items are not indicative of ongoing operating performance. Management uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s board of directors and others.

	Three Months Ended		Year Ended
	June 30,		June 30,
FREE CASH FLOW	2020	2019	2020	2019
Net cash provided from operating activities	$136.9	$175.1	$231.8	$232.4
Purchases of property, plant, equipment and software	(27.4)	(49.7)	(171.4)	(180.3)
Acquisition of business, net of cash acquired	—	—	—	(79.0)
Proceeds from disposals of property, plant and equipment and assets held for sale	—	0.1	0.2	0.4
Proceeds from insurance recovery	—	—	—	11.4
Dividends paid	(9.7)	(9.7)	(38.8)	(38.6)

Free cash flow	$99.8	$115.8	$21.8	$(53.7)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
NET SALES BY END-USE MARKET	2020	2019	2020	2019
End-Use Market Excluding Surcharge Revenue:
Aerospace and Defense	$213.8	$303.9	$1,072.1	$1,051.5
Medical	42.0	51.2	177.2	176.3
Transportation	17.3	32.3	108.7	126.6
Energy	27.7	39.6	116.4	154.3
Industrial and Consumer	56.2	74.5	248.1	298.5
Distribution	18.9	31.8	106.2	134.9

Total net sales excluding surcharge revenue	375.9	533.3	1,828.7	1,942.1
Surcharge revenue	61.4	108.1	352.4	438.1

Total net sales	$437.3	$641.4	$2,181.1	$2,380.2